Exhibit 10.2
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 24th day of March, 2005, by and among Sutura, Inc., a Delaware corporation (the “Company”), and Pandora Select Partners, L.P., a British Virgin Islands limited partnership (“Pandora”), Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership (“WHHY”) and Whitebox Intermarket Partners, L.P., a British Virgin Islands limited partnership (“WIP”). Pandora, WHHY and WIP are individually referred to herein as a “Purchaser” and together as the “Purchasers.”
R E C I T A L S :
     WHEREAS, in consideration of $780,000, $1,590,000 and $630,000 each (representing $3,000,000 in the aggregate), the Company proposes to issue to Pandora, WHHY and WIP, respectively, and each such Purchaser desires to severally (and not jointly) purchase, a corresponding secured convertible promissory notes in the form attached as Exhibit A (each, a “Note” and together, the “Notes”) and warrants in the form attached as Exhibit B (each, a “Warrant” and together, the “Warrants”) to purchase (subject to certain adjustments) shares of the Company’s common stock, $0.001 par value (the “Common Stock”); and
     WHEREAS, the Purchasers and the Company desire to have a portion of the $3,000,000 aggregate purchase price held in escrow;
     WHEREAS, contingent on the sale and purchase of the above $3,000,000 of Notes and Warrants (the “First Tranche”), the Company has offered the Purchasers the collective opportunity to purchase up to an additional $2,000,000 of Notes and Warrants on the same terms as the Notes and Warrants sold in the First Tranche (the “Option Tranche”);
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
SECTION 1. AGREEMENT TO SELL AND PURCHASE
     1.1. Authorization of Transactions. On or prior to the first closing of the transactions contemplated in this Agreement (the “First Closing”), the Company shall have authorized (as to each of the First Tranche and the Option Tranche) the sale and issuance to the Purchasers of the Notes, Warrants and the shares of Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants (collectively, the “Shares”).
     1.2. Sale and Purchase at First Closing. Subject to the terms and conditions hereof, at the First Closing, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser severally (and not jointly) agrees to purchase from the Company, such Purchaser’s respective Notes and the Warrants for an aggregate purchase price from all Purchasers of

$3,000,000. A portion of the aggregate purchase price (the “Escrow Amount”) equal to $2,000,000 will be deposited by the Purchasers with Messerli & Kramer P.A., as escrow agent (the “Escrow Agent”), to be held in escrow pursuant to the terms of the Escrow Agreement, in the form attached as Exhibit F (the “Escrow Agreement”) among the Purchasers, the Company and the Escrow Agent.
     1.3. Option Tranche. Contingent on the First Closing, the Company hereby grants the Purchasers, collectively, the right and option to purchase the Option Tranche at a second closing (the “Option Tranche Closing”). Unless otherwise agreed in writing among the Purchasers (who may assign all or a portion of the Option Tranche rights only amongst themselves), each Purchaser may exercise the Option Tranche to purchase up to an additional $666,667 of Notes and Warrants. Each Option Tranche Purchaser must give the Company written notice of its intention to exercise all or part of its share of the Option Tranche (specifying in the notice the amount of the Option Tranche being exercised) not later than 5:00 p.m., Pacific Time, on the date (the “Option Termination Date”) that is the later of (i) 180 days following the First Closing or (ii) 120 days following the effective date of the proposed merger (the “TVG Merger”) of the Company into Technology Visions Group, Inc., a Delaware corporation (“TVG”). Subject to the terms and conditions hereof, at the Option Tranche Closing, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser severally (and not jointly) agrees to purchase from the Company, such Purchaser’s respective Option Tranche Note and the Warrant.
SECTION 2. CLOSINGS, DELIVERIES AND PAYMENTS
     2.1. First Closing.
     (a) The First Closing shall take place at 10:00 a.m. on the date hereof at the offices of the Purchasers’ legal counsel, Messerli & Kramer P.A., in Minneapolis, Minnesota, or at such other time or place as the Company and the Purchasers may mutually agree (the “First Closing Date”). At the First Closing, subject to the terms and conditions hereof, the Company will issue, sell and deliver to each Purchaser its respective Note and Warrant, against payment by each Purchaser of its allocable portion of the $1,000,000 purchase price by certified check or wire transfer of immediately available funds. At the First Closing, the Company shall also execute and deliver to the Purchasers the Amended Registration Rights Agreement in the form attached as Exhibit C (the “Registration Rights Agreement”), the Amended Security Agreement in the form attached as Exhibit D (the “Security Agreement”) and the Amended Patent and Trademark Security Agreement in the form attached as Exhibit E (the “Patent and Trademark Security Agreement”).
     (b) At the First Closing, the Purchasers shall deposit with the Escrow Agent the Escrow Amount, by certified check or wire transfer of immediately available funds, and the Company shall deposit with the Escrow Agent each Purchaser’s respective Note (in the principal amount of $520,000 for Pandora, $1,060,000 for WHHY and $420,000 for WIP) and Warrant

(the “Escrow Securities”), in each case to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.
     2.2. Option Tranche Closing. If one or more of the Purchasers timely exercises all or a portion of the Option Tranche, the Option Tranche Closing shall take place at 10:00 a.m. on the date (the “Option Tranche Closing Date”) that is five business days following the earlier of (i) the full exercise of the Option Tranche by the Purchasers, (ii) the partial exercise of the Option Tranche by one or more Purchasers and the Company’s receipt of a written waiver from the Purchasers of their rights to exercise the balance of the Option Tranche or (iii) the Option Termination Date. At the Option Tranche Closing, subject to the terms and conditions hereof, the Company will issue, sell and deliver to each exercising Purchaser its respective Note and Warrant, against payment by each Purchaser of its allocable portion of the Option Tranche purchase price by certified check or wire transfer of immediately available funds. The Option Tranche Closing Date and the First Closing Date are collectively referred to herein as the “Closing Dates”.
     2.3. Escrow Amount Closing.
     (a) If, within sixty (60) days after the First Closing Date, the Company gives written notice to Whitebox Advisors, LLC (“Whitebox Advisors”), as agent for the Purchasers, and the Escrow Agent certifying that the “as simple as 1-2-3” SuperStich product is experiencing success rates equivalent to or better than success rates experienced by comparable closure devices in the industry and containing the written statement of an independent third-party (which party shall be reasonably acceptable to both the Company and Whitebox Advisors) confirming that such success rates are equivalent to or better than success rates experienced by comparable closure devices in the industry, the Escrow Amount will be paid by the Escrow Agent to the Company, and the Escrow Securities will be delivered by the Escrow Agent to the Purchasers.
     (b) Notwithstanding Section 2.3(a) above, each Purchaser may, at its option, direct the Escrow Agent to pay such Purchaser’s allocable portion of the Escrow Amount to the Company and deliver the corresponding Escrow Securities to such Purchaser by giving written notice of its intention to the Escrow Agent and the Company within sixty (60) days after the First Closing Date.
     (c) Payment of the Escrow Amount and the delivery of the Escrow Securities will take place at 10:00 am on the date (the “Escrow Closing Date”) that is five (5) business days following the receipt by Whitebox Advisors and the Escrow Agent of the Company’s written notice pursuant to Section 2.3(a) or the receipt by the Company and the Escrow Agent of the Purchaser’s written notice pursuant to Section 2.3(b) as applicable. At or prior to the Escrow Closing Date, the Company will have reconfirmed its representations, warranties and agreements contained herein, the Company will have obtained all third-party consents required in connection herewith, the Company will have procured, at its expense, UCC-type insurance in form and amount satisfactory to the Purchasers as to the perfection and priority of their security interest in the Collateral, the Company shall have paid to Whitebox Advisors a $50,000 cash origination fee related to the transactions and the Company’s counsel will have provided a legal opinion covering the matters specified in Section 5.1(f).
     (d) If the Company and the Purchasers fail to provide the written notice referred to in Section 2.3(a) or 2.3(b), as applicable, within sixty (60) days after the First Closing Date, then the Escrow Agent shall release the Escrow Amount to the Purchasers and the Escrow Securities to the Company.
SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY
     The Company hereby makes the following representations and warranties to each of the Purchasers as of the First Closing Date and, as to the 510(k) clearance and CE mark described in Section 3.16, covenants to so comply with the requirements thereof from and after the First Closing Date so long as any portion of any of the Notes remain outstanding.
     3.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company’s only subsidiary is Sutura B.V., which is wholly-owned by the Company and which, in turn, owns all of the outstanding capital stock of Sutura B.V. France SARL and Sutura GmbH. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Security Agreement and the Patent and Trademark Security Agreement (together, the “Transaction Documents”), to pledge (subject to receipt of the consent referred to in Section 5.1(a)) certain of the Company’s assets as described in the Security Agreement and the Patent and Trademark Security Agreement as security for the Notes (the “Collateral”), to issue and sell the Shares upon conversion of the Notes and upon exercise of the Warrants, to carry out the provisions of the Transaction Documents, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to be so qualified would not have a material adverse effect on the Company, or its business or properties, taken as a whole.
     3.2. Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock, par value $0.00025 per share, of which, as of the First Closing Date, 352,160 shares are issued and outstanding, and 10,000,000 shares of Common Stock, par value $0.00025 per share, of which 7,008,628 shares are issued and outstanding. As of the First Closing Date (to be updated for the Option Tranche Closing Date), and except as disclosed on Schedule 3.2, the Company has no outstanding options, warrants or other rights to acquire any capital stock, or securities convertible or exchangeable for capital stock or for securities themselves convertible or exchangeable for capital stock (together, “Convertible Securities”). As of the First Closing Date (to be updated for the Option Tranche Closing Date), and except as disclosed on Schedule 3.2, the Company has no agreement or commitment to sell or issue any shares of capital stock or Convertible Securities. All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are free from any preemptive and cumulative voting rights and (iv) were issued pursuant to valid exemptions under federal and state securities laws. As of the First Closing Date (to be updated for the Option Tranche Closing Date), and except as disclosed on Schedule 3.2, there are no outstanding rights of first refusal or proxy or shareholder agreements of any kind relating to any of the Company’s securities to which the Company or any of its executive officers and directors is a party or as to which the Company otherwise has knowledge of. When issued in compliance with the provisions of the Notes and the Warrants (and upon payment as provided by the Warrants), the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under applicable state and/or federal securities laws.
     3.3. Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of the Transaction Documents, the performance of all obligations of the Company hereunder and thereunder at each of the First Closing and the Option Tranche Closing (together, the “Closings”), including the pledge of the Collateral as security for the Notes, and the authorization, sale, issuance and delivery of the Shares upon conversion of the Notes and upon exercise of the Warrants has been taken or will be taken prior to each of the Closings. The Transaction Documents, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent that the enforceability of the indemnification provisions of the Registration Rights Agreement may be limited by applicable laws. Except as to the Purchasers’ Option Tranche rights hereunder, the sale of the Shares upon exercise of the Warrants or upon conversion of the Notes is not and will not be subject to any preemptive rights or rights of first refusal.
     3.4. Financial Statements. The Company’s audited consolidated balance sheet at December 31, 2003, and the audited consolidated statements of operations, cash flows and stockholders’ deficit of the Company for the years ended, December 31, 2003 and 2002, and the Company’s unaudited consolidated balance sheet at September 30, 2004, and the unaudited consolidated statements of operations and cash flows of the Company for the nine months ended September 30, 2004 and 2003 (all of the foregoing together, the “Financial Statements,” with September 30, 2004 being the “Latest Statement Date” and the consolidated financial statements at and for the nine months ended September 30, 2004 being the “Latest Financial Statements”) fairly present in all material respects, and in accordance with generally accepted accounting principles consistently applied, the consolidated financial condition and operating results of the Company as of the respective dates and for the respective periods covered thereby. The Financial Statements are in the form as publicly filed with the SEC as Attachment 3 to Amendment No. 3 to the Schedule 14C Information Statement of TVG relating to the proposed TVG Merger (the “Information Statement”).

     3.5. Liabilities. The Company (i) has no material liabilities and (ii) to the best of its knowledge, has no material contingent liabilities, in each case not otherwise disclosed in the Latest Financial Statements or on Schedule 3.6, except (A) current liabilities incurred in the ordinary course of business subsequent to the Latest Statement Date and (B) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Latest Financial Statements, which, in both cases have not had, either in any individual case or in the aggregate, a material adverse effect on the Company, or its business or properties, taken as a whole.
     3.6. Certain Agreements and Actions. Except as disclosed in the Financial Statements or on Schedule 3.6, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock during the periods covered by the Financial Statements or since the Latest Statement Date, (ii) since the Latest Statement Date, incurred any indebtedness for money borrowed or any other material liabilities out of the ordinary course of business, (iii) except as set forth in Schedule 3.6, made any loans or advances to any person, other than ordinary advances for travel or entertainment expenses or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.
     3.7. Obligations of or to Related Parties. Except as disclosed on Schedule 3.7, there are no obligations of the Company to officers, directors or key employees of the Company or, to the Company’s knowledge, to any members of their immediate families or other affiliates, other than (i) for accrued salaries, (ii) reimbursement for expenses reasonably incurred on behalf of the Company and (iii) for other employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except as disclosed on Schedule 3.7, to the Company’s knowledge, none of the officers, directors or key employees of the Company or, to the Company’s knowledge, any members of their immediate families or other affiliates, are indebted to the Company or have any direct or indirect ownership interest in any firm, corporation or other entity with which the Company is affiliated or with which the Company has a business relationship, or any firm, corporation or other entity that competes with the Company, except that such officers, directors, employees and members of their immediate families may own securities (with beneficial ownership not exceeding 2%) in publicly-traded companies that compete with the Company. Except as disclosed on Schedule 3.7, no officer, director or key employee of the Company, or, to the Company’s knowledge, any member of their immediate families or other affiliates, is, directly or indirectly, interested in or a party to any material contract with the Company. Except as disclosed on Schedule 3.7 or in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.
     3.8. Changes. Since the Latest Statement Date, and except as disclosed on Schedule 3.8, there has not been, to the Company’s knowledge, any event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company.

     3.9. Title to Properties and Assets; Liens. Except as set forth on Schedule 3.9, the Company has good and marketable title to its properties and assets, including the properties and assets reflected in the Latest Financial Statements, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes that have not yet become delinquent, (ii) liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company and (iii) those that have otherwise arisen in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company which are reasonably necessary to the Company’s conduct of its business are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, reasonable wear and tear excepted.
     3.10. Patents and Trademarks. Schedule 3.10 contains a listing of all U.S. and foreign patents and patent applications, and U.S. and foreign trademarks and service marks and applications therefor, owned by, assigned to or licensed to the Company. Except as set forth on Schedule 3.10, the Company owns or has a valid right to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as now conducted or proposed to be conducted. None of the execution or delivery of, or the performance of the transactions contemplated by, the Transaction Documents, the pledge of the Collateral by the Company to secure the Notes, the carrying on of the Company’s business by the employees of the Company nor the conduct of the Company’s business as currently conducted or proposed to be conducted will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been exclusively assigned to the Company.
     Without limiting the generality of the above, neither of Cardio Medical Solutions, Inc. nor Nobles LAI Engineering Inc., nor any other entity owned or controlled by officers, directors or key employees of the Company, own or control any inventions, trade secrets or proprietary information necessary for or desirable to the Company in connection with and directly related to its business as now conducted or proposed to be conducted.

     Except as set forth in Schedule 3.10, (i) each of the Company’s employees have executed agreements of confidentiality and non-disclosure as to the Company’s confidential information, including its intellectual property and trade secrets, and (ii) each of the Company’s employees has agreed to assign to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by such employees, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company and which the employee conceives as a result of the employee’s employment by the Company (other than inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development or (2) which does not result from any work performed by the employee for the Company).
     3.11. Compliance with Other Instruments. Except as disclosed on Schedule 3.11, the Company is not in violation or default of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Company that would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution and delivery of, and the performance of and compliance with the transactions contemplated by, the Transaction Documents, and the issuance and sale of the Shares upon conversion of the Notes or upon exercise of the Warrants, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties, except for such results that would not materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.
     3.12. Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or the other Transaction Documents or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. Except as disclosed in the Information Statement or on Schedule 3.12, there is no action, suit, proceeding or investigation or, to the Company’s knowledge, currently threatened against the Company that might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financial or otherwise, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the employees of the Company, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.
     3.13. Tax Returns and Payments. The Company has filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and, to the Company’s knowledge, all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon the properties or assets of the Company as of the date of this Agreement that is not adequately provided for.
     3.14. Employees. The Company has no collective bargaining agreements with any of its employees. The Company is not aware of any labor union organizing activity relating to its employees. Except as set forth on Schedule 3.14, no employee has any agreement or contract, written or verbal, regarding his employment. Except as disclosed on Schedule 3.14, the Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing or defined benefit plan, retirement agreement or other employee compensation plan or agreement. To the Company’s actual knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and, to the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any written or oral notice alleging that any such violation has occurred. Except as disclosed on Schedule 3.14, no employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.
     3.15. Registration Rights. Except (i) for registration rights granted by the Company pursuant to a Registration Rights Agreement dated September 17, 2004 (the “Original Registration Rights Agreement”), (ii) as disclosed on Schedule 3.15 or (iii) required pursuant to the Registration Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in the Registration Rights Agreement) any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued.
     3.16. Compliance with Laws; Permits; Company Medical Devices. Except as disclosed on Schedule 3.16, the Company is not in violation of any applicable statute, rule,

regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties that would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of, and the performance of the transactions contemplated by, the Transaction Documents, the pledge of the Collateral to secure the Notes or the issuance of the Shares upon conversion of the Notes or upon exercise of the Warrants, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and the Company believes it can obtain any similar authority for the conduct of its business as now conducted or planned to be conducted.
     With respect to the Company’s marketing and sale of minimally invasive vessel closure devices for surgical applications (which the Company represents are the only products that the Company manufactures, markets or sells):
(i)	The Company has received 510(k) clearance from the U.S. Food & Drug Administration (the “FDA”) to sell its F8 & F6 SuperStitch® devices, including its Next Generation versions (together, the “Company Medical Devices”) in the United States;

(ii)	The Company has obtained permission from its notified body to place the CE mark on the Company Medical Devices so as to permit their sale in European Union countries;

(iii)	The Company’s 510(k) clearance and CE mark for the Company Medical Devices are in full force and effect and the Company has not received and anticipates no warning letter or other notice of, and is unaware of any basis for, revocation, limitation or modification of such 510(k) clearance or CE marking; and

(iv)	The Company manufactures the Company Medical Devices in compliance with FDA quality system regulations and the EU Medical Device Directive and is otherwise in compliance with all applicable FDA rules and regulations and EU directives (including the Medical Device Directive) relating to the manufacture, marketing and sale of the Company Medical Devices, including with respect to reporting of any device failures or adverse reactions, except where such failure to comply would not materially and adversely affect the ability of the Company to sell the Company’s Medical Devices in each EU country.

     With respect to any human clinical investigation of new or proposed medical devices by the Company, or modifications to the Company Medical Devices, the Company is conducting each such investigation in material compliance with applicable rules and regulations, including by obtaining any required Investigational Device Exemption or Institutional Review Board approvals.
     3.17. Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, where such violation would have a material adverse effect on the Company, and to the Company’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Without limiting the foregoing:
(i)	with respect to any real property owned, leased or otherwise utilized by the Company (“Real Property”), the Company is not or has not in the past been in violation of any Hazardous Substance Law which violation could reasonably be expected to result in a material liability to the Company or its properties and assets;

(ii)	neither the Company nor, to the knowledge of the Company, any third party has used, released, generated, manufactured, produced or stored, in, on, under, or about any Real Property, or transported thereto or therefrom, any Hazardous Substances that could reasonably be expected to result in a material liability to the Company under any Hazardous Substance Law;

(iii)	to the knowledge of the Company, there are no underground tanks, whether operative or temporarily or permanently closed, located on any Real Property that could reasonably be expected to result in a material liability to the Company under any Hazardous Substance Law;

(iv)	there are no Hazardous Substances used, stored or present at, or on, or to the knowledge of the Company that could reasonably be expected to migrate onto any Real Property, except in compliance with Hazardous Substance Laws; and

(v)	to the knowledge of the Company, there neither is nor has been any condition, circumstance, action, activity or event that could reasonably be expected to be a material violation by the Company of any Hazardous Substance Law, or to result in liability to the Company under any Hazardous Substance Law.
     For purposes hereof, “Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition below of “Hazardous Substances Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA; those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 40 C.F.R. Part 1910; any chemical, material, toxin, pollutant, or waste regulated by or in any other Hazardous Substances Laws; and in the regulations adopted and publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.
     “Hazardous Substances Law” means any of:
(i)	the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(ii)	the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

(iii)	the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(iv)	the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(v)	the Clean Air Act (42 U.S.C. Section 7401 et seq.) (“CAA”);

(vi)	the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.) (“EPCRA”);

(vii)	the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(viii)	the Oil Pollution Act of 1990 (33 U.S.C.A. Section 2701 et seq.);

(ix)	the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.) (“SDWA”);

(x)	the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C.

Sections 1201 et seq.) (“SMCRA”);

(xi)	the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”);

(xii)	the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.) (“HMTA”);

(xiii)	the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) ( “UMTRCA”);

(xiv)	the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”); and

(xv)	all other federal, state and local governmental rules which govern Hazardous Substances, and the regulations adopted and publications promulgated pursuant to all such foregoing laws.
     3.18. Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4, the offer, sale and issuance of the Notes and the Warrants (and the Shares issuable upon conversion of the Notes or upon exercise of the Warrants) will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of the State of Minnesota.
     3.19. Full Disclosure. None of this Agreement, the Notes, the Warrants, the Registration Rights Agreement or the Security Agreement contains any untrue statement of a material fact nor, to the Company’s knowledge and belief, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
     3.20. Insurance. The Company has fire and casualty insurance policies with coverage customary for companies similarly situated to the Company. The Company’s coverage for product liability is described on Schedule 3.20.
     3.21. Investment Company Act. The Company is not, and will not use the proceeds from the Notes in a manner so as to become, an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     3.22. Security Interest in Collateral. The Company owns the Collateral free and clear of all claims, liens or encumbrances of any kind except for the security interests granted in such Collateral pursuant to a Security Agreement and a Patent and Trademark Security Agreement, each dated September 17, 2004 (the “Original Security Agreements”). Upon consummation of the transactions as contemplated hereby, and subject to the Company’s receipt of consents from the secured parties under the Original Security Agreements (the “Original Secured Parties”), the Purchasers will, together with the Original Secured Parties, have a first priority security interest in the Collateral.
     3.23. Foreign Corrupt Practices; Sarbanes-Oxley.
     (a) Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
     (b) The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of each of the Closing Dates.
     3.24. Brokers or Finders. Except as set forth in Schedule 3.24, the Company has not incurred nor will incur, directly or indirectly, any liability for any brokerage or finders’ fees or agent’s commissions or any similar charges (whether payable in cash, in equity securities or by a combination thereof) in connection with this Agreement or any transaction contemplated hereby.
     3.25. Proposed Merger with TVG. The Company has entered into an Agreement and Plan of Merger dated November 22, 2004 (the “Merger Agreement”) with TVG, pursuant to which the Company is to consummate the Merger. The Merger Agreement, in the form filed by TVG as Attachment 2 to the Information Statement, is a true and correct copy of the agreement between the Company and TVG and is in full force and effect. From and after the date hereof, the Company will not amend, modify, replace, terminate or abandon the Merger Agreement and the proposed Merger without first obtaining the written consent of Whitebox Advisors, as agent for the Purchasers. However, the Company may abandon or terminate the proposed Merger without the consent of Whitebox Advisors if a majority of the members of the Board of Directors of the Company determines that such abandonment or termination is in the best interests of the Company and its stockholders.
     Upon any abandonment or termination of the proposed Merger, the Company will not consummate a merger with an alternate public company without first obtaining the prior written consent of Whitebox Advisors as agent of the Purchasers, which it shall not withhold unreasonably. If the Company identifies a candidate company acceptable to it, the Company will give Whitebox Advisors written notice describing the proposed alternate transaction. The Purchasers will be deemed to consent to this proposed alternate merger if the Purchasers (through Whitebox Advisors) do not give the Company written notice withholding the

Purchasers’ consent within 15 business days after Whitebox Advisors receives the Company’s written notice. In particular, the Company agrees it would be reasonable for the Purchasers (through Whitebox Advisors) to withhold consent to an alternate merger candidate if:
•	Fusion Capital Fund II, LLC, an Illinois limited liability company and current funding source for TVG (“Fusion Capital”), does not agree to a new Common Stock Purchase Agreement on substantially the same terms and conditions as its agreement with TVG;

•	The Company or the new merger candidate do not reasonably cooperate with the Purchasers in their due diligence review of the alternate merger candidate and the terms and conditions of the Company’s proposed merger with it;

•	The Purchasers are not reasonably satisfied, in their discretion, with the results of their above referenced due diligence review; or

•	The Purchasers reasonably determine, in their discretion, that a merger with the alternate merger candidate will not yield substantially equivalent financial returns for the Purchasers as the contemplated Merger with TVG.
     Assuming that the Purchasers consent to the Company’s alternate merger transaction, or fail to timely withhold their consent to it, and assuming that the Company consummates any such alternate merger, all references to TVG in the Transaction Documents will thereafter automatically refer to the Company’s alternate merger party.
     3.26. Use of Proceeds. The Company will use the proceeds from the purchase of the Notes and Warrants for general corporate purposes.
SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     Each Purchaser hereby severally, but not jointly, represents and warrants to the Company as of each of the Closing Dates, and agrees, as follows:
     4.1. Authorization. Such Purchaser has full power and authority to enter into this Agreement and each of the Transaction Documents, and each such agreement, when executed and delivered by such Purchaser, will be valid and binding obligations of the Purchaser enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent that the enforceability of the indemnification provisions of the Registration Rights Agreement may be limited by applicable laws.
     4.2. Investment Representations. The Purchaser understands that neither the offer nor the sale of the Purchaser’s Note, the Warrant or the Shares has been registered under the

Securities Act. The Purchaser also understands that the Purchaser’s Note and Warrant are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in the Agreement. The Purchaser hereby represents and warrants as follows:
     (a) Purchaser Bears Economic Risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser must bear the economic risk of this investment indefinitely unless the Purchaser’s respective Note or Warrant (or the Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Except as contemplated by the Registration Rights Agreement, the Purchaser has no present intention of selling or otherwise transferring its respective Note, the Warrant or the Shares, or any interest therein. The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Purchaser’s respective Note, the Warrant or the Shares under the circumstances, in the amounts or at the times the Purchaser might propose.
     (b) Acquisition for Own Account. Except as contemplated by the Registration Rights Agreement, the Purchaser is acquiring its respective Note, the Warrant and the Shares for the Purchaser’s own account for investment only, and not with a view towards their public distribution.
     (c) Purchaser Can Protect Its Interest. The Purchaser represents that by reason of its, or of its management’s, business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, the Note, the Warrant and the Registration Rights Agreement. Further, the Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.
     (d) Accredited Investor. The Purchaser represents that it is an accredited investor within the meaning of Rule 501 of Regulation D of the Securities Act
     (e) Residence. The Purchaser represents that it is organized under the laws of the British Virgin Islands and that its principal office is located in the State of Minnesota.
     (f) Rule 144. The Purchaser acknowledges and agrees that its respective Note and Warrant, and, if issued, its Shares, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.
     (g) Disclosure of Information. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the securities of the Company contemplated by this Agreement and the Transaction Documents. Such Purchaser further represents that it or he has had an opportunity to ask questions and receive answers from the Company regarding the securities being issued by the Company pursuant to this Agreement and the Transaction Documents and Company’s business, properties, prospects and financial condition.
     4.3. Transfer Restrictions. The Purchaser acknowledges and agrees that its respective Note and Warrant and, if issued, its Shares, are subject to restrictions on transfer and will bear restrictive legends.
     4.4. Limitation on Short Selling of TVG Common Stock. The Purchaser has not and agrees not to engage in any “short sale” (as such term is defined in Rule 3b-3 of the Securities Exchange Act of 1934, as amended) of TVG’s Common Stock or any hedging transaction, which establishes a net short position of TVG’s Common Stock (i) from and after the First Closing Date and until the effective date of the Merger (or, if sooner, until the termination or abandonment of the Merger Agreement or the Merger) and (ii) if the Company effects the Merger into TVG, during the period consisting of the sixty (60) consecutive trading days ending on the date that is one year following the effective date of the Merger. The foregoing covenant shall lapse if the Company defaults in the timely payment of any amount due under the Purchaser’s Note.
SECTION 5. CONDITIONS FOR CLOSING
     5.1. Conditions for the Company to Satisfy for the First Closing. The several obligations of each Purchaser to purchase its respective Note and Warrant pursuant to the First Closing as contemplated by this Agreement is subject to satisfaction of the following contingencies at or prior to the First Closing:
     (a) The Company shall have obtained all third party consents required in connection herewith, including consents from the Original Secured Parties to pledge the Collateral pari passu with the Purchasers as security for the Notes.
     (b) The Company shall have executed and delivered to the Purchasers at Closing the Transaction Documents.
     (c) The Company shall have satisfied all judgment liens, if any, against it filed of record with the U.S. Patent and Trademark Office or otherwise.

     (d) The Company shall have obtained the written consent of Fusion Capital Fund II, LLC, an Illinois limited liability company and current funding source for TVG, to the transactions contemplated hereby in such form as the Purchasers shall require.
     (e) The Company shall have paid Whitebox Advisors a $25,000 cash origination fee related to the transactions contemplated hereby.
     (f) Babcock & Associates, legal counsel to the Company, shall have delivered an opinion to the Purchasers with respect to the following matters (which opinion may contain customary exclusions and limitations that are reasonably acceptable to counsel for the Purchasers):
(i)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority necessary to own its properties and to conduct its business as, to our knowledge, it is presently conducted. The Company is qualified to do business and is in good standing in the State of California.

(ii)	The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.

(iii)	The Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company.

(iv)	The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $0.00025 per share, and 5,000,000 shares of Preferred Stock, par value $0.00025 per share. To our knowledge, except as described above or in the Purchase Agreement (including the schedules and exhibits thereto), there are no other presently outstanding preemptive rights to purchase from the Company any of the authorized but unissued stock of the Company.

(v)	Each of the Transaction Documents, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(vi)	When issued in compliance with the provisions of the Notes and Warrants (and upon payment as provided by the Warrants), the Shares will be validly issued, fully paid and nonassessable.

(vii)	The execution and delivery of the Transaction Documents by the Company will not result in (i) a violation of the Company’s Amended and Restated Certificate of Incorporation or Bylaws, as amended or (ii) a violation of any judgment or order specifically identified on the Schedules to the Purchase Agreement, if any.

     (g) The Company shall have procured, at its expense, UCC-type insurance in form and amount satisfactory to the Purchasers as to the perfection and priority of the Purchasers’ security interest in the Collateral.
     5.2. Conditions for the Company to Satisfy the Option Tranche Closing. The several obligations of each Purchaser to purchase its respective Note and Warrant pursuant to the Option Tranche Closing as contemplated by this Agreement is subject to satisfaction of the follow contingencies at or prior to the Option Tranche Closing:
     (a) The Company shall have obtained all third party consents required in connection herewith, including consents from the Original Secured Parties, and the secured parties hereunder, to pledge the collateral pari passu with the Option Tranche purchasers as security for the Option Tranche Notes.
     (b) The Company shall make representations, warranties and covenants to the Option Tranche purchasers as of the Option Tranche Closing in identical form as set forth in Section 3 hereof.
     (c) Legal counsel to the Company shall have delivered an opinion to the Option Tranche purchasers as to the matters contemplated by Section 5.1(e) hereof.
     (d) The Company shall have procured, at its expense, UCC-type insurance in form and amount satisfactory to the Option Tranche purchasers as to the perfection and priority of their security interest in the Collateral.
SECTION 6. MISCELLANEOUS
     6.1. Governing Law. This Agreement shall be governed by the laws of the State of Minnesota as such laws are applied to agreements between Minnesota residents entered into and performed entirely in Minnesota.
     6.2. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the parties and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.
     6.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Notes, the Warrants or the Shares from time to time.

     6.4. Entire Agreement. The Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
     6.5. Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     6.6. Amendment and Waiver. This Agreement may be amended or modified, and any provision hereunder may be waived, only upon the written consent of the Company and Whitebox Advisors, as agent for the Purchasers.
     6.7. Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return receipt requested, or by telecopier, addressed as follows:

(a)	if to the Company, at

Sutura, Inc. 17080 Newhope Street Fountain Valley, California 92708 Attention: Anthony A. Nobles, President and Chief Executive Officer Facsimile: (714) 427-6354

with a copy to:

Babcock & Associates 600 Anton Boulevard, 11th Floor Costa Mesa, California 92626 Attention: Richard J. Babcock, Esq.

(b)	if to the Purchasers, in care of:

Whitebox Advisors, LLC 3033 Excelsior Boulevard, Suite 300 Minneapolis, Minnesota 55416 Attention: Jonathan Wood, Chief Financial Officer Facsimile: (612) 253-6151

with a copy to:

Messerli & Kramer P.A. 150 South Fifth Street, Suite 1800 Minneapolis, Minnesota 55402 Attention: Jeffrey C. Robbins, Esq. Facsimile: (612) 672-3777.

(c)	if to the Escrow Agent, at:

Messerli & Kramer P.A. 150 South Fifth Street, Suite 1800 Minneapolis, Minnesota 55402 Attention: Jeffrey C. Robbins, Esq. Facsimile: (612) 672-3777.
     6.8. Indemnification by the Company. The Company agrees to indemnify and hold the Purchasers harmless against any loss, liability, damage or expense (including reasonable legal fees and costs) that the Purchasers may suffer, sustain or become subject to as a result of or in connection with the breach by the Company of any representation, warranty, covenant or agreement of the Company contained in any of the Transaction Documents.
     6.9. Expenses. At Closing, the Company shall pay the Purchaser’s counsel, Messerli & Kramer P.A., $15,000 for its legal fees and expenses in representing the Purchasers in connection with the transactions contemplated hereby. In addition, the Purchaser agrees to pay or reimburse the Purchasers for their reasonable legal fees and expenses that they may incur after the date hereof in connection with the review and approval of any matter relating to the Merger or the granting of any waiver with respect to, the modification of any of the terms or provisions of or the enforcement of any of the Transaction Documents.
     6.10. Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     6.11. Counterparts. This Agreement may be delivered via facsimile or other means of electronic communication, and may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first above written.

Sutura, Inc.		Pandora Select Partners, L.P., Whitebox Hedged High Yield Partners, L.P. and Whitebox Intermarket Partners L.P.
By

Anthony A. Nobles, President and Chief Executive Officer

By

Their

Exhibit A
Form of Notes

Exhibit B
Form of Warrants

Exhibit C
Form of Registration Rights Agreement

Exhibit D
Form of Security Agreement

Exhibit E
Form of Patent and Trademark Security Agreement

Exhibit F
Form of Escrow Agreement

Schedule 3.2
Stock Matters

Schedule 3.6
Certain Agreements and Actions

Schedule 3.7
Related Party Matters

Schedule 3.8
Changes

Schedule 3.9
Properties Matters

Schedule 3.10
Intellectual Property Matters

Schedule 3.11
Compliance Matters

Schedule 3.12
Litigation

Schedule 3.14
Employment Matters

Schedule 3.15
Registration Rights

Schedule 3.16
Violations

Schedule 3.20
Product Liability Insurance

Schedule 3.22
Encumbrances on Collateral

Schedule 3.24
Brokers or Finders